EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Support.com, Inc. 2010 Equity and Performance Incentive Plan (as Amended and Restated) of Support.com, Inc. of our report dated March 7, 2014, with respect to the consolidated financial statements of Support.com, Inc. as of December 31, 2013 and for the year ended December 31, 2013, included in its Annual report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
September 2, 2016